Exhibit 99.1

Press Release

Bio-Rad Laboratories Resolves Foreign Corrupt Practices Act Matters with U.S. Government

Fully Settles DOJ and SEC Investigations Regarding International Operations from 2005-2010

Government Acknowledges Bio-Rad for Self-Reporting and Thorough Remedial Actions

HERCULES, CA – November 3, 2014 – Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, today announced the full resolution of previously disclosed investigations by the U.S. Department of Justice (DOJ) and Securities and Exchange Commission (SEC) into past violations of the Foreign Corrupt Practices Act (FCPA) that occurred from 2005 to 2010 related to Thailand, Vietnam, and Russia.

Bio-Rad discovered the potential FCPA violations and self-reported them to the DOJ and SEC in May 2010. The Company subsequently conducted a thorough global investigation with the assistance of independent legal and forensic specialists, terminated involved employees and third party agents, and significantly enhanced its internal controls, procedures, training and compliance functions designed to prevent future violations. The settlement fully resolves all outstanding issues related to these investigations.

In announcing the settlement, both the DOJ and the SEC recognized Bio-Rad’s self-disclosure, and extensive cooperation and remediation. The DOJ noted the Company’s “full” cooperation including “conducting an extensive internal investigation in several countries, voluntarily making U.S. and foreign employees available for interviews, voluntarily producing documents from overseas, summarizing its findings, translating numerous documents, and providing timely reports on witness interviews” to assist in the government’s investigation. The SEC further acknowledged the Company “undertook significant and extensive remedial actions.”

“The actions that we discovered were completely contrary to Bio-Rad’s culture and values and ethical standards for conducting business,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “We took strong, decisive action to end the problematic practices and prevent anything like this from happening in the future, including terminating involved employees and committing substantial resources to strengthening our compliance functions and financial controls. Bio-Rad prides itself on operating with the highest levels of integrity, and I am pleased that this settlement fully resolves the government’s FCPA investigation and puts this matter behind us.”

The DOJ declined to prosecute Bio-Rad, and the parties entered into a Non-Prosecution Agreement under which Bio-Rad has agreed to pay a penalty of $14.35 million. Under the terms of the civil settlement with the SEC, the Company will pay $40.7 million in disgorgement and prejudgment interest. The Company has also agreed to certain future reporting, compliance and self-monitoring provisions over the next two years. Bio-Rad had previously reserved $43 million for this settlement and has reserved an additional $12.05 million in the third quarter so that the total settlement amount will have been fully reserved as of September 30, 2014.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs more than 7,800 people worldwide and had revenues exceeding $2.1 billion in 2013. For more information, visit our website at www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company’s risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

Press Contact:

Bio-Rad Laboratories, Inc.

Ron Hutton, Vice President, Treasurer

510-724-7000

ron_hutton@bio-rad.com

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